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                    ACTION OF GENERAL PARTNER

     THE UNITED ILLUMINATING COMPANY, a Connecticut corporation ("United Illuminating"), as General Partner of UNITED CAPITAL FUNDING PARTNERSHIP L.P., a Delaware limited partnership (the "Partnership"), in accordance with Section 10.2(a) of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 1995, as it may heretofore have been amended (the "Partnership Agreement," capitalized terms used herein without definition having the meanings specified in the Partnership Agreement), does hereby establish a new series of Preferred Securities having the following designation, rights, privileges, restrictions and other terms and provisions (the numbered clauses set forth below corresponding to the subsections of Section 10.2(a) of the Partnership Agreement):

     (i)-(ii) DESIGNATION AND NUMBER. 2,000,000 Preferred Securities of the Partnership with an aggregate liquidation preference of Fifty Million ($50,000,000) and a liquidation preference of $25 per Preferred Security, are hereby designated as "9 5/8% Preferred Capital Securities, Series A" (hereinafter called the "Series A Preferred Securities"). The LP Certificates evidencing the Series A Preferred Securities shall be substantially in the form attached hereto as Exhibit A. The proceeds of the Series A Preferred Securities shall be loaned to United Illuminating in return for 9 5/8% Junior Subordinated Deferrable Interest Debentures, Series A, Due 2025 of United Illuminating in aggregate principal amount equal to the aggregate liquidation preference of the Series A Preferred Securities, bearing interest at an annual rate equal to the annual dividend rate on the Series
A Preferred Securities and having certain payment and redemption provisions which correspond to the payment and redemption provisions of the Series A Preferred Securities (the "Series A Debentures").

     (iii)-(iv) DIVIDENDS. (a) The Limited Partners who hold the Series A Preferred Securities shall be entitled to receive, to the extent set forth in paragraph (b), cumulative preferential cash Dividends at the annual rate of 9 5/8% of the liquidation preference of $25 per Preferred Security per annum, calculated for any full monthly dividend period on the basis of a 360-day year consisting of 12 months of 30 days each and, for any period shorter than a full monthly dividend period, Dividends will be computed on the basis of the actual number of days elapsed in such period.
Dividends will be payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing, April 30, 1995. Such Dividends will accumulate whether or not there are profits, surplus or other funds of the Partnership legally available to the Partnership for the payment of Dividends. Dividends on the Series A Preferred Securities shall be cumulative from the date of original issue, and the cumulative portion from such date to April 30, 1995 shall be payable on April 30, 1995. Accrued and unpaid Dividends on the Series A Preferred Securities shall accrue additional Dividends in respect thereof after the scheduled Dividend payment date therefor at the Dividend rate per annum applicable to the Series A Preferred Securities. In the event that any date on which Dividends are payable on the Series A Preferred Securities is not a Business Day (as defined below), then payment of the Dividends payable on such date will be made on the next succeeding day which is a Business Day (and without any

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additional dividends or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect, and in the same amount, as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York or the City of New Haven are authorized or required by law to close.

     (b) Dividends on the Series A Preferred Securities shall be paid to the extent that, on any scheduled Dividend payment date, the Partnership has (x) funds legally available for the payment of such Dividends, as determined by the General Partner, and (y) cash on hand sufficient to permit such payment. Dividends on the Series A Preferred Securities will be payable to the Holders thereof as they appear on the books and records of the Partnership on the relevant record dates. Such record dates shall be one Business Day prior to the relevant payment dates; provided, however, that if the Series A Preferred Securities are not held by a securities depositary, the General Partner shall have the right to change such record dates.

     (c) If Dividends and Additional Amounts, if any, in respect of the Series A Preferred Securities have not been paid in full, the Partnership shall not:

     (i) pay, or set aside for payment, any Dividends on any other Preferred Securities ranking PARI PASSU with the Series A Preferred Securities as regards participation in the profits of the Partnership ("Dividend Parity Securities"), unless, at the time of such payment or setting aside, there shall also be paid, or set aside for payment, as the case may be, Dividends on the Series A Preferred Securities on a pro rata basis, so that after giving effect to the payment of all such Dividends,

          (x) the ratio of (a) the aggregate amount of Dividends paid on the Series A Preferred Securities to (b) the aggregate amount of Dividends paid on such Dividend Parity Securities is the same as

          (y) the ratio of (a) the aggregate of all accumulated arrears of unpaid Dividends and Additional Amounts, if any, in respect of the Series A Preferred Securities to (b) the aggregate of all accumulated arrears of unpaid Dividends and Additional Amounts, if any, in respect of such Dividend Parity Securities;

     (ii) pay, or set aside for payment, any Dividends or other distributions on the General Partner Interests or any other securities of the Partnership ranking junior to the Series A Preferred Securities as to Dividends (collectively, the "Dividend Junior Securities"); or

     (iii) redeem, purchase or otherwise acquire any Series A
Preferred Securities, any Dividend Parity Securities or any
Dividend Junior Securities;


until, in each case, such time as all accumulated and unpaid
Dividends and Additional Amounts, if any, in respect of the Series A Preferred Securities shall have been paid in full for all Dividend periods terminating on or prior to, in the case of clauses
(i) and (ii) above,

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such payment and, in the case of clause (iii) above, the date of such redemption, purchase or acquisition.

     (v) LIQUIDATION DISTRIBUTION. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, Preferred Security Holders who hold the Series A Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to Partners after satisfaction of liabilities to creditors, if any, as required by the Act, before any distribution of assets is made to the General Partner or any other series of Preferred Securities ranking junior to the Series A Preferred Securities with respect to participation in the assets of the Partnership, but together with the holders of every other series of Preferred Securities outstanding, if any, ranking pari passu with the Series A Preferred Securities with respect to participation in the assets of the Partnership ("Liquidation Parity Securities"), an amount equal to the aggregate of the liquidation preference of $25 per Series A Preferred Security plus an amount equal to all accumulated and unpaid Dividends thereon and any Additional Amounts in respect thereof to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on the Liquidation Parity Securities, then the amounts payable directly by the Partnership on the Series A Preferred Securities and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that

          (i) the ratio of (x) the aggregate amount paid in respect of the Liquidation Distribution to (y) the aggregate amount paid in respect of liquidation distributions on the Liquidation Parity Securities is the same as

          (ii) the ratio of (x) the aggregate Liquidation
     Distribution to (y) the aggregate maximum liquidation distributions on the Liquidation Parity Securities.

     (vi)-(vii) REDEMPTION. (a) The Series A Preferred Securities shall be redeemable, at the option of the Partnership and at the direction of United Illuminating, in whole or in part from time to time, on or after April 30, 1995 at a redemption price of $25 per Series A Preferred Security plus an amount equal to accumulated and unpaid Dividends and any Additional Amounts in respect thereof to the date fixed for redemption (the "Redemption Price"); provided, however, that prior to giving any such notice of redemption, the Partnership shall have received from United Illuminating a notice of redemption of Series A Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Series A Preferred Securities to be redeemed. If a partial redemption would result in a delisting of the Series A Preferred Securities by any national securities exchange or other organization on which the Series A Preferred Securities are then listed, the Partnership may only redeem the Series A Preferred Securities in whole.

     (b) If at any time after the issuance of the Series A Preferred Securities, the Partnership is or would be required to pay Additional Amounts or United Illuminating is or would be required to withhold or deduct certain amounts pursuant to paragraph (xii) below, then the Partnership may, at its option, redeem the Series A Preferred Securities in whole or, if such requirement relates only to certain of the Series A Preferred Securities,

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the Series A Preferred Securities subject to such requirement, in each case at the Redemption Price.

     (c) If at any time United Illuminating (1) pays at maturity or
(2) redeems Series A Debentures, the proceeds from such payment or redemption of principal on such Debentures shall be applied to redeem Series A Preferred Securities at the Redemption Price.

     (d) If a Special Event (as defined below) shall occur and be continuing, the General Partner shall (1) cause the Partnership to redeem the Series A Preferred Securities in whole (and not in part) at the Redemption Price, within 90 days following the occurrence of such Special Event, or (2) cause the Partnership to distribute to Holders of Series A Preferred Securities in exchange for such Holders' Series A Preferred Securities, within 90 days following the occurrence of such Special Event, the Series A Debentures; provided, however, that in the case of clause (2) above the Partnership shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such Holders will not recognize any gain or loss for Federal income tax purposes as a result of such distribution; provided further, however, that if the Special Event is solely a Tax Event (as defined below), neither United Illuminating nor the Partnership shall be required to elect either of the options described in clause (1) or (2) above, and United Illuminating and the Partnership may, instead, allow the Series A Preferred Securities to remain outstanding. For purposes of this Action, "Special Event" shall mean a Tax Event or an Investment Company Event. "Investment Company Event" shall mean the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "1940 Act Change in Law") to the effect that the Partnership is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which 1940 Act Change in Law becomes effective on or after April 3, 1995; provided that no Investment Company Event shall be deemed to have occurred if United Illuminating or the Partnership shall have obtained a written opinion of nationally recognized independent tax counsel to the Partnership experienced in practice under the 1940 Act, to the effect that United Illuminating or the Partnership has successfully taken either of the steps set forth in clause (a) or (b) below to avoid such 1940 Act Change in Law so that in the opinion of such counsel, notwithstanding such 1940 Act Change in Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act. Such steps shall be either (a) issuing an additional or supplemental irrevocable and unconditional guarantee (i) of accumulated and unpaid Dividends and any Additional Amounts (whether or not moneys are legally available therefor) in respect of the Series A Preferred Securities and (ii) upon a liquidation of the Partnership, of the full amount of the Liquidation Distribution on the Series A Preferred Securities (regardless of the amount of assets of the Partnership otherwise available for distribution in such liquidation), or (b) the use of any other measures that do not adversely affect Holders of Series
A Preferred Securities. "Tax Event" shall mean that United Illuminating or the Partnership shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein

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affecting taxation, or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change is effective on or after April 3, 1995, and which change cannot be avoided by the use of any reasonable measures available to United Illuminating or the Partnership, there is a substantial increase in risk that (i) the Partnership is subject to Federal income tax with respect to interest received on the Series A Debentures, (ii) interest payable on the Series A Debentures is not deductible for Federal income tax purposes or
(iii) the Partnership is subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

     (e) The Series A Preferred Securities will not be subject to redemption or purchase by operation of a sinking or purchase fund.

     (f) (1) Notice of any redemption (a "Notice of Redemption") of, or notice of distribution of Series A Debentures in exchange for, the Series A Preferred Securities will be given by the Partnership by mail to each Holder of Series A Preferred Securities to be redeemed or exchanged not fewer than 30 nor more than 60 days prior to the date fixed for redemption or exchange thereof; provided, that no such notice shall be required in the case of a redemption of Series A Preferred Securities resulting from payment at maturity of the Series A Debentures as contemplated in paragraph
(vi) - (vii) (c)(1) above, the redemption date for the Series A Preferred Securities being the same as such maturity date in such case. For purposes of the calculation of the date of redemption or exchange and the dates on which notices are given pursuant to this paragraph (f)(1), a Notice of Redemption or notice of distribution shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Preferred Security Holders who hold Series A Preferred Securities. Each Notice of Redemption or notice of distribution shall be addressed to the Preferred Security Holders who hold Series A Preferred Securities at the address of each such Holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or notice of distribution or in the mailing of either thereof with respect to any Holder shall affect the validity of the redemption or exchange proceedings with respect to any other Holder.

     (2) In the event that fewer than all the outstanding Series A Preferred Securities are to be redeemed, the Series A Preferred Securities to be redeemed will be selected in accordance with paragraph (4) below or, in the event that Series A Preferred Securities are not held by the Depository, by lot or in such other manner as the General Partner shall deem fair or appropriate.

     (3) If (a) the Partnership gives a Notice of Redemption in respect of Series A Preferred Securities (which notice shall be irrevocable) or (b) Series A Preferred Securities shall become redeemable by virtue of the maturity of Series A Debentures as contemplated in paragraph (c)(1) above, then on the date fixed for redemption, the Partnership will pay the Redemption Price to the Holders of Series A Preferred Securities. If Notice of Redemption shall have been given and payment or provision for payment shall have been made on the date fixed for redemption as required, then upon such date, all rights of the Preferred Security Holders who hold such Series A Preferred Securities so called for redemption will cease, except the right of the Holders of such Preferred Securities to receive the Redemption Price, but without interest. Neither the General Partner nor the Partnership

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shall be required to register or cause to be registered the transfer of any Series A Preferred Securities which have been so called for redemption. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional dividends or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is not paid either by the Partnership or by United Illuminating pursuant to the Guarantee, Dividends on such Series A Preferred Securities will continue to accumulate (but without any additional dividends on amounts so accumulating), from the original date fixed for redemption to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     (4) Redemption or exchange notices shall be sent to the Depository or its nominee. If less than all of the Series A Preferred Securities are being redeemed, interests to be redeemed shall be determined in accordance with the Depository's practice which at the date hereof is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

     (viii) CONVERSION OR EXCHANGE. Under the circumstances described in paragraph (vi)-(vii)(d)(2) above and as of the date fixed for distribution of Series A Debentures, any LP Certificates representing Series A Preferred Securities outstanding shall be deemed to represent the Series A Debentures to be distributed on such an exchange, and the Series A Preferred Securities will no longer be deemed outstanding and may be canceled by the General Partner. Under such circumstances, the General Partner may dissolve the Partnership if there are no other Preferred Securities outstanding. The Series A Debentures distributed upon such an exchange shall have an aggregate principal amount equal to the aggregate liquidation preference of $25 per security on the Series A Preferred Securities so exchanged, and shall bear interest at a rate per annum equal to the annual Dividend rate on such Series A Preferred Securities from the last date on which Dividends on such Series A Preferred Securities were paid. The General Partner shall use its best efforts to have the Series A Debentures distributed to be listed on the same securities exchange on which the Series A Preferred Securities are then listed.

     (ix) VOTING RIGHTS. If (i) the Partnership fails to pay Dividends and any Additional Amounts in full in respect of the Series A Preferred Securities for any period of 18 consecutive months; (ii) an Event of Default (as defined with respect to the Series A Debentures) under the Indenture shall have occurred and be continuing; or (iii) United Illuminating is in default on any of its payment or other obligations under the Guarantee, then the Holders of Series A Preferred Securities, together with the holders of any other series of Preferred Securities having the right to vote for the appointment of a Special Representative in such event, acting as a single class, shall be entitled, by vote of holders of a majority in aggregate liquidation preference of all Preferred Securities having the right to vote, to appoint and authorize a Special Representative to enforce the Partnership's and the Limited Partners' rights under the Series A Debentures (and, if applicable, such other Debentures) and the Indenture against United Illuminating, enforce the obligations

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undertaken by United Illuminating under the Guarantee and pay
Dividends on the Series A Preferred Securities (to the extent the Partnership has funds legally available for the payment of such dividends and cash on hand sufficient to permit such payment). Any Special Representative so appointed shall not be admitted as a Partner in the Partnership or otherwise be deemed to be a Partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership, except to the extent otherwise required by applicable law in order for such Special Representative to enforce the Partnership's and the Limited Partners' rights under the Series A Debentures and fulfill its other duties under the Partnership Agreement.

     In furtherance of the foregoing, and without limiting the powers of any special representative so appointed and for the avoidance of any doubt concerning the powers of the Special Representative, any Special Representative, in its own name and as representative of the Partnership, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's and the Limited Partners' rights directly against United Illuminating or any other obligor in connection with such obligations to the same extent as the Partnership and on behalf of the Partnership, and may prosecute such proceeding to judgment or final decree, and enforce the same against United Illuminating, or any other obligor in connection with such obligations.

     For purposes of determining whether the Partnership has failed to pay Dividends in full for 18 consecutive months, Dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Dividends and any Additional Amounts have been or contemporaneously are set aside and paid with respect to all monthly Dividend periods terminating on or prior to the date of payment of such full cumulative Dividends and Additional Amounts. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the Holders of 10% in aggregate liquidation preference of the outstanding Series A Preferred Securities will be entitled to convene such meeting. The provisions of Section 7.2 of the Partnership Agreement relating to the convening and conduct of meetings of Partners will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if the Partnership (or United Illuminating pursuant to the Guarantee) shall have paid in full all accumulated and unpaid Dividends and any Additional Amounts in respect of the Series A Preferred Securities or such Event of Default or default under the Guarantee by United Illuminating, as the case may be, shall have been cured.

     If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect (pursuant to an Action or otherwise), (x) any action which would adversely affect the rights, preferences and privileges of the holders of the Series A Preferred Securities, whether by way of amendment of the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any Interests ranking, as to participation in the profits or assets of the Partnership, senior to the Series A Preferred Securities or the authorization to dissolve, liquidate or wind up the Partnership), or (y) the dissolution, liquidation or winding up of the Partnership (other than

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in connection with a distribution of Series A Debentures upon, and dissolution of the Partnership after, the occurrence of a Special Event), then Limited Partners who hold the outstanding Series A Preferred Securities will be entitled to vote on such amendment or proposed action of the General Partner (but not on any other amendment or action) together as a class with, in the case of an amendment or proposed action described in clause (x) above which would equally adversely affect the rights, preferences or privileges of holders of any Dividend Parity Securities or any Liquidation Parity Securities, holders of such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of any amendment described in clause (y) above, holders of all Liquidation Parity Securities, and such amendment or action shall not be effective except with the approval of Limited Partners holding 66-2/3% in aggregate liquidation preference of such class; PROVIDED, HOWEVER, that no such approval shall be required if the dissolution, liquidation or winding up the Partnership is proposed or initiated pursuant to Section 15.2 of the Partnership Agreement, or upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, liquidation or winding up of United Illuminating.

     The rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further Interests ranking junior to, or PARI PASSU with, the Series A Preferred Securities with regard to participation in the profits or assets of the Partnership.

     Any required approval of Holders of Series A Preferred Securities may be given at a separate meeting of such Holders convened for such purpose, at a general meeting of Preferred Security Holders or pursuant to written consent. The Partnership will cause a notice of any meeting at which Holders of Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such Holders are entitled to vote or upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     No vote or consent of Holders of Series A Preferred Securities will be required for the Partnership to redeem and cancel Series A Preferred Securities in accordance with the Partnership Agreement.

     Notwithstanding that Holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, holders of any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a class at such time that are owned by United Illuminating or any Affiliate of United Illuminating shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

     (x) RANKING. So long as any Series A Preferred Securities are outstanding, the Partnership will not issue any Interests ranking, as to participation in the profits or assets of the Partnership, senior to the Series A Preferred Securities.

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     (xi) See paragraph (i)-(ii) above for a description of the
Series A Debentures.

     (xii) ADDITIONAL AMOUNTS. All payments in respect of Preferred Securities by the Partnership will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Series A Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) the Partnership not being treated as a partnership for United States Federal income tax purposes, the Partnership will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount that would have been receivable in respect of the Preferred Securities in the absence of such withholding or deduction, except that no such Additional Amounts will be payable to a Holder (or a third party on such Holder's behalf) if:

               a. such Holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Securities by reason of such Holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such Holder resides, conducts business or has other contacts, other than being a Holder of Preferred Securities, or

               b. the Partnership or United Illuminating has notified such Holder of the obligation to withhold or deduct taxes and requested but not received from such Holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

     (xiii) MERGERS. The General Partner is authorized and directed to conduct its affairs and to operate the Partnership in such a way that the Partnership would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for Federal income tax purposes and so that the Series A Debentures will be treated as indebtedness of United Illuminating for Federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate or the Partnership Agreement and that does not adversely affect the interests of Holders of Series A Preferred Securities that the General Partner determines in its discretion to be necessary or desirable for such purposes.

     The Partnership shall not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any partnership, corporation or other body, except as described below. The General Partner may, without the consent of the Holders of the Series A Preferred Securities, cause the Partnership to consolidate, amalgamate, merge with or into, or be replaced by, or convey

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or transfer its properties and assets substantially as an entirety to, a Delaware limited partnership or "other business entity" (as defined in the Act, but not including any general partnership) organized under the laws of any state of the United States or the Turks and Caicos Islands or the Cayman Islands, provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Partnership under the Series A Preferred Securities or (y) substitutes for the Series A Preferred Securities other securities having substantially the same terms as the Series A Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and assets of the successor entity, at least as high as the Series A Preferred Securities rank, with respect to participation in the profits and assets of the Partnership, (ii) United Illuminating expressly acknowledges such successor entity as the holder of the Series A Debentures and confirms its obligations under the Guarantee with respect to the Series A Preferred Securities, (iii) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not cause the Series A Preferred Securities to be delisted by any national securities exchange or other organization on which the Series A Preferred Securities are then listed unless the Series A Preferred Securities are promptly relisted, or the Successor Securities are promptly listed, by such exchange or other organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not cause the Series A Preferred Securities to be downgraded or the Successor Securities to be rated lower than the Series A Preferred Securities immediately prior to such merger, consolidation, amalgamation, replacement, conveyance or transfer by any "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act, (v) such merger, consolidation, amalgamation, replacement, conveyance or transfer does not adversely affect the powers, preferences and other special rights of Holders of Series A Preferred Securities,
(vi) such successor entity has a purpose substantially identical to that of the Partnership and (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance or transfer, the General Partner has received an opinion of nationally recognized independent tax counsel to the Partnership experienced in such matters to the effect that (w) Holders of outstanding Series A Preferred Securities will not recognize any gain or loss for Federal income tax purposes as a result of the merger, consolidation, amalgamation, replacement, conveyance or transfer,
(x) such successor entity will be treated as a partnership for Federal income tax purposes, (y) following such merger, consolidation, amalgamation, replacement, conveyance or transfer, United Illuminating and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation, replacement, conveyance or transfer will not adversely affect the limited liability of Holders of Series A Preferred Securities.

     (xiv) Other Terms. The Bank of New York shall be the registrar and co-transfer agent and United Illuminating shall be co-transfer agent and the paying agent, for the Series A Preferred Securities

     This written Action shall constitute an Action for purposes of the Partnership Agreement.


     IN WITNESS WHEREOF, the undersigned has executed this Action of General Partner this 1st day of April, 1995.


                              GENERAL PARTNER:

                              THE UNITED ILLUMINATING COMPANY


                              By  /s/Kurt Mohlman
                                ---------------------------------
                                  Name:  Kurt Mohlman
                                  Title:  Treasurer and Secretary



- --------------------------------------------------------------------
       Certificate Number       Number of Preferred Securities
             R-1                          2,000,000
- --------------------------------------------------------------------

                                            CUSIP NO. 909 78X 205


           Certificate Evidencing Preferred Securities

                               of

             United Capital Funding Partnership L.P.


          9 5/8% Preferred Capital Securities, Series A
            (Liquidation Preference $25 per Security)


     United Capital Funding Partnership L.P., a limited partnership formed under the laws of the State of Delaware (the "PARTNERSHIP"), hereby certifies that CEDE & CO. (the "PREFERRED SECURITY HOLDER") is the registered owner of Two Million (2,000,000) preferred securities of the Partnership representing Interests in the Partnership of a series designated the 9 5/8% Preferred Capital Securities, Series A (liquidation preference $25 per security) (the "SERIES A PREFERRED SECURITIES"). The Series A Preferred Securities are fully paid and nonassessable Interests in the Partnership, as to which the limited partners of the Partnership who hold the Series A Preferred Securities, in their capacities as limited partners of the Partnership, will have no liability solely by reason of being Preferred Security Holders in excess of their obligations to make payments provided for in the Limited Partnership Agreement (as defined below) and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Preferred Security Holder to repay any funds wrongfully distributed to it). The Series A Preferred Securities are transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and limitations of the Series A Preferred Securities are established pursuant to, and this certificate and the Series A Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 1995, as the same may, from time to time, be amended (the "LIMITED PARTNERSHIP AGREEMENT"), authorizing the issuance of the Series A Preferred Securities and determining, together with the Action of the General Partner as authorized under the Limited Partnership Agreement, the powers, preferences, and other special rights and limitations, regarding Dividends, voting, return of capital and otherwise, and other matters relating to the Series A Preferred Securities. Capitalized terms used herein but not defined shall have the meaning given them in the Limited Partnership Agreement. The Preferred Security Holder is entitled to the benefits of the Payment and Guarantee Agreement of The

United Illuminating Company, a Connecticut corporation, dated as of April 1, 1995 (the "GUARANTEE"), and the 9 5/8% Junior Subordinated Deferrable Interest Debentures, Series A, Due 2025 of The United Illuminating Company (the "DEBENTURES") issued pursuant to the Indenture dated as of April 1, 1995 between The United Illuminating Company and The Bank of New York, as Trustee, as such Indenture may be amended and supplemented from time to time, in each case to the extent provided therein and in the Limited Partnership Agreement. The Partnership will furnish a copy of the Limited Partnership Agreement, the Guarantee, the Indenture and the Debentures to the Preferred Security Holder without charge upon written request to the Partnership at its principal place of business or registered office.

     The Preferred Security Holder, by accepting this certificate, is deemed to have agreed that the Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness of The United Illuminating Company as and to the extent provided in the Indenture and the Guarantee. Upon receipt of this certificate and payment for the Series A Preferred Securities, and its name being recorded on the books and records of the Partnership to reflect its admission as a Limited Partner, the Preferred Security Holder is admitted to the Partnership as a Limited Partner, is bound by the Limited Partnership Agreement and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, the Partnership has executed this certificate this 3rd day of April 1995.

                              UNITED CAPITAL FUNDING
                               PARTNERSHIP L.P.

                              By:    THE UNITED ILLUMINATING
                                      COMPANY, ITS GENERAL PARTNER


                              By
                                ----------------------------------